Exhibit 3.01

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF DIAMOND FOODS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Diamond Foods, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Amended and Restated Certificate of Incorporation (the “Charter”) of the Company authorizes the issuance of 500,000 shares of preferred stock, par value $0.001 per share, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

RESOLVED FURTHER, that none of the authorized shares of preferred stock, par value $0.001, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued.

RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 20, 2005 all matters with respect to the Series A Preferred Stock of the Company.

RESOLVED FURTHER, that the officers of the Company are, and each of them with full authority to act without the others (the “Authorized Officers”) is, hereby authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as any such Authorized Officer deems appropriate, and to take such further actions as he may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but undesignated and unissued shares of preferred stock of the Company.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed on its behalf by its duly authorized officer on this 28th day of October, 2014. Such officer affirms and acknowledges, under penalty of perjury, that this Certificate of Elimination is the act and deed of the Company and the facts stated herein are true.

DIAMOND FOODS, INC.

/s/ Isobel Jones
Name: Isobel Jones
Title: Executive Vice President and Secretary